CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

MERRILL LYNCH GLOBAL EQUITY OPPORTUNITIES FUND

THIS Certificate of Amendment of Merrill Lynch Global Equity Opportunities Fund (the “Trust”), is being duly executed and filed by the undersigned trustee to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust amended hereby is Merrill Lynch Global Equity Opportunities Fund.

2. Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to BlackRock Global Dynamic Equity Fund.

3. Effective Date. This Certificate of Amendment shall be effective on September 29, 2006.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of Amendment in accordance with Section 3811 of the Act.

By:
Name:	Robert C. Doll, Jr.
Title:	Trustee